Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "FELICITEX THERAPEUTICS INC.", FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF JULY, A.D. 2012, AT 3:31 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

5149611 8100

120848771

AUTHENTICATION: 9721381

DATE: 07-19-12

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:38 PM 07/18/2012
FILED 03:31 PM 07/18/2012
SRV 120848771 - 5149611 FILE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF FELICITEX THERAPEUTICS INC.

Felicitex Therapeutics Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Felicitex Therapeutics Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on May 4, 2012;

2. That the board of directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its sole stockholder, and authorizing the appropriate officers of this corporation to solicit the consent of the sole stockholder therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Felicitex Therapeutics Inc.

SECOND: The registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of stock which this corporation is authorized to issue is 20,000,000 shares of common stock with $0.0001 par value. All such shares shall be designated "Common Stock".

FIFTH: Provisions for the management of the business and for the conduct of the affairs of this corporation and provisions creating, defining, limiting and regulating the powers of the corporation, the directors and the stockholders are as follows:

(a) The board of directors shall have the power to make, adopt, alter, amend and repeal the bylaws of this corporation without the assent or vote of the stockholders, including, without limitation, the power to fix, from time to time, the number of directors which shall constitute the whole board of directors of this corporation subject to the right of the stockholders to alter, amend and repeal the bylaws made by the board of directors.

(b) Election of directors of this corporation need not be by written ballot unless the bylaws so provide.

(c) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of this corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon this corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of this corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

(d) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the board of directors of this corporation are hereby expressly empowered to exercise all such powers and to do all such acts and things as may be exercised or done by this corporation; subject, nevertheless, to the provisions of the statutes of the State of Delaware and of this Certificate of Incorporation as they may be amended, altered or changed from time to time and to any bylaws from time to time made by the directors or stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the board of directors which would have been valid if such bylaw had not been made.

SIXTH: To the fullest extent permitted by the General Corporation Law, including, without limitation, as provided in Section 102(b)(7) of the General Corporation Law, as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended. Any repeal or modification of this Article SIXTH by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

SEVENTH: (a) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding") by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as such director or officer or additionally in the case of another corporation, as an employee or agent or in any other capacity while serving as such director, officer, employee or agent shall be indemnified and held harmless by the corporation to the fullest extent authorized by the General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such

amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgment, fines, other expenses and losses, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred in this Article SEVENTH shall be a contract right and shall include the right to be paid by the corporation the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer in his or her capacity as a director of officer (and not in any other capacity in which service was or is rendered by such person while a director or officer including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, which undertaking shall itself be sufficient without the need for further evaluation of any credit aspects of the undertaking or with respect to such advancement, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by a final, non-appealable order of a court of competent jurisdiction that such director or officer is not entitled to be indemnified under this Article SEVENTH or otherwise.

(b) If a claim under paragraph (a) of this Article SEVENTH is not paid in full by the corporation within sixty (60) days after a written claim, together with reasonable evidence as to the amount of such expenses, has been received by the corporation, except in the case of a claim for advancement of expenses (including attorneys' fees), in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense, including attorneys' fees, of prosecuting such claim. It shall be a defense to any such action, other than an action brought to enforce a claim for expenses (including attorneys' fees) incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation, that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors or a committee thereof, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the corporation (including its board of directors or a committee thereof, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article SEVENTH or otherwise shall be on the corporation.

(c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the corporation's Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested director or otherwise.

(d) The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law.

(e) In the case of a claim for indemnification or advancement of expenses against the corporation under this Article SEVENTH arising out of acts, events or circumstances for which the claimant, who was at the relevant time serving as a director, officer, employee or agent of any other entity at the request of the corporation, may be entitled to indemnification or advancement of expenses pursuant to such other entity's certificate of incorporation, bylaws, or a contractual agreement between the claimant and such entity, the claimant seeking indemnification hereunder shall first seek indemnification and advancement of expenses pursuant to such other entity's certificate of incorporation, bylaws, or agreement. To the extent that amounts to be indemnified or advanced to a claimant hereunder are paid or advanced by such other entity, the claimant's right to indemnification and advancement of expenses hereunder shall be reduced.

* * *

3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law; and

4. That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation's Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 17th day of July, 2012.

Peter B. Finn, Secretary
Hereunto Duly Authorized